Exhibit (j)(1)

Consent of Independent Registered Public Accounting Firm

The Shareholders and Board of Directors

Calvert Impact Fund, Inc.

We consent to the use of our report dated November 20, 2020, with respect to the financial statements of Calvert Global Energy Solutions Fund and Calvert Global Water Fund, each a series of Calvert Impact Fund, Inc., incorporated herein by reference, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Philadelphia, PA

January 27, 2021